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                 April 6, 2021

       Anand Gopalan
       Chief Executive Officer
       Velodyne Lidar, Inc.
       5521 Hellyer Avenue
       San Jose, California 95138

                                                        Re: Velodyne Lidar,
Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed March 29,
2021
                                                            File No. 333-254832

       Dear Dr. Gopalan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Jeffrey R. Vetter, Esq.